Exhibit 10.10

LETTER AGREEMENT

March 5, 2026

Apex Treasury Corporation

2035 Regatta Drive

Vero Beach, Florida 32963

Attention: Audit Committee of the Board of Directors

Ladies and Gentlemen:

The purpose of this letter agreement (this “Letter Agreement”) is to memorialize the agreement between Apex Treasury Sponsor LLC (the “Sponsor”) and Apex Treasury Corporation (the “Company”) regarding amounts paid or payable pursuant to Section 6 of the Transfer Agency and Trustee Services Agreement, dated as of August 21, 2025 (“Section 6”), between the Company and Lucky Lucko, Inc. (“Efficiency”). This agreement was reached following discussion between the Sponsor and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”).

1. Section 6 provides as follows:

The Company acknowledges that Efficiency may receive a referral fee from the Company’s designated asset manager from fees earned for managing the Company’s trust account. Efficiency will share all or a portion of this referral fee with the Company’s sponsor with such payments to be made on a periodic basis to be agreed upon by the Company and Efficiency.”

2. In accordance with Section 6, Efficiency agreed to pay certain amounts it receives from the Company’s asset manager (equivalent to 9 basis points of the amount held in the Company’s Trust Account) to the Sponsor. As of the date of this Letter Agreement, the Sponsor had received an aggregate of $81,035.81 from Efficiency pursuant to Section 6 (the “Paid Efficiency Funds”).

3. The Sponsor hereby agrees that all amounts paid or payable by Efficiency to the Sponsor pursuant to Section 6 (a) shall instead be paid directly into the Company’s Operating Account, which is the account into which were deposited the $1.3 million of the Company’s IPO proceeds held outside the Company’s Trust Account; and (b) shall be used only for the same purposes, and disbursed only subject to the same internal controls and procedures, as such IPO proceeds. In furtherance of the Sponsor’s agreement set forth in the preceding sentence, the Sponsor has (i) transferred the Paid Efficiency Funds into the Company’s Operating Account and (ii) provided instructions to Efficiency, a copy of which is attached hereto as Exhibit 1, to pay all amounts payable from and after the date hereof pursuant to Section 6 directly into the Company’s Operating Account.

4. The Sponsor represents, warrants and covenants to the Company that (a) except for Section 6, the Sponsor has no, and will not enter into any, agreements, arrangement or understandings with Efficiency relating to the Company; (b) the Sponsor will not enter into or provide any amendment, waiver, consent or approval under or relating to Section 6 without prior written approval by the Audit Committee; and (c) this Letter Agreement has been duly authorized, executed and delivered by, and represents a binding and enforceable agreement of, the Sponsor and does not contravene the organizational documents of the Sponsor or any laws, regulations, orders or agreements applicable to the Sponsor or to which the Sponsor is a party.

5. The Sponsor and the Company agree that the disclosure attached hereto as Exhibit 2 shall be made in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 10-K”) and subsequent periodic reports and this Letter Agreement shall be filed as an exhibit to the 2025 10-K.

6. General Provisions

(a) This Letter Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter of this Letter Agreement.

(b) This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware.

(c) This Letter Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d) No amendment or waiver of any provision of this Letter Agreement, nor any consent or approval to any departure from the terms of this Letter Agreement, shall be effective unless such amendment, waiver, consent or approval shall be in writing and signed by the parties (with, in the case of the Company, the prior written approval of the Audit Committee).

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If the foregoing is in accordance with your understanding, please indicate your acceptance of this Letter Agreement by signing in the space provided below.

Very truly yours,

APEX TREASURY SPONSOR LLC

By:	/s/ Ajmal Rahman
Name:	Ajmal Rahman
Title:	Managing Member

Accepted: As of the date first written above

APEX TREASURY CORPORATION

By:	/s/ William Mann
Name:	William Mann
Title:	Chair, Audit Committee of the Board of Directors

Exhibit 1

Exhibit 2

Our Transfer Agency and Trustee Services Agreement with Efficiency, dated as of August 21, 2025, or the TATSA, states that Efficiency may receive a fee from the designated asset manager that manages the Trust Account. The TATSA further provides that Efficiency would share some or all of such fee with our Sponsor. In December 2025, our Sponsor informed the Audit Committee of our board of directors that, under a separate agreement it had with Efficiency, Efficiency would make a monthly payment to our Sponsor out of such fee in an amount equal to 9 basis points of the amount held in the Trust Account from time to time, or approximately $25,000 to $27,000 per month. On March 5, 2026, following discussions with the Audit Committee, our Sponsor entered into a letter agreement with us pursuant to which our Sponsor transferred the $81,035.81 it had already received from Efficiency into our operating account and instructed Efficiency to pay all future amounts directly into our operating account. The letter agreement, which is filed as Exhibit 10.10 to this Annual Report, provides that these funds will only be used for the same purposes, and only be expended subject to the same internal controls and procedures, as the $1,300,000 of IPO proceeds initially transferred into our operating account. The payments received from Efficiency do not reduce the principal or interest held in the Trust Account.